Exhibit 99

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
November 4, 2004	Nancy Stark
Verizon Wireless
908.306.6762
nancy.stark@verizonwireless.com

VERIZON WIRELESS SIGNS AGREEMENT TO PURCHASE

NEXTWAVE SPECTRUM LICENSES IN 23 MARKETS

BEDMINSTER, NJ - Verizon Wireless announced that it today signed a definitive agreement with NextWave Telecom Inc. to purchase all of NextWave’s PCS spectrum licenses, in 23 markets around the country, for $3.0 billion. The licenses will be acquired through the purchase of NextWave Telecom following the completion of its bankruptcy reorganization, when it will own no assets other than the licenses. The purchase is expected to close by mid-2005.

The 10 and 20 MHz licenses, in the 1.9 GHz PCS frequency range, cover a population of 73 million people. The purchase price equates to $2.85 per MHz POP. The licenses will be used to expand Verizon Wireless’ network capacity in 22 key existing markets, including New York, Boston, Washington, DC and Los Angeles, as well as to expand the company’s footprint into Tulsa, Oklahoma.

“We will put this spectrum to work in our network to benefit customers, by having the long-term capacity in place when they need it to meet their growing demand for wireless voice and data services,” said Denny Strigl, president and CEO of Verizon Wireless. “This purchase is part of our long-standing strategy of continual network enhancements to provide our customers with the most reliable wireless network and, therefore, the most satisfying wireless experience.”

This transaction is expected to be funded through cash flow from operations and inter-company loans, and is subject to approval by the U.S. Bankruptcy Court and the Federal Communications Commission, as well as antitrust regulatory review.

Following are the markets included in this transaction:

Spectrum licenses for 20 MHz in:

New York, N.Y.

Washington, D.C.

Boston, Mass.

Baltimore, Md.

Spectrum licenses for 10 MHz in:

Los Angeles, Calif.

Philadelphia, Pa.

Detroit, Mich.

Denver, Colo.

Portland, Ore.

Tulsa, Okla.

Greenville, S.C.

Madison, Wis.

Columbia, S.C.

Springfield, Mass.

Corpus Christi, Texas

Daytona Beach, Fla.

Provo, Utah

Atlantic City, N.J.

Dover, Del.

Ocala, Fla.

Janesville, Wis.

El Centro, Cal.

Pittsfield, Mass.

About Verizon Wireless

Verizon Wireless owns and operates the nation’s most reliable wireless network, serving 42.1 million voice and data customers. Headquartered in Bedminster, NJ, Verizon Wireless is a joint venture of Verizon Communications (NYSE:VZ) and Vodafone (NYSE and LSE: VOD). Find more information on the Web at www.verizonwireless.com. To receive broadcast-quality video footage of Verizon Wireless operations, log onto www.thenewsmarket.com/verizonwireless.

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